Exhibit 99.2

VINCENT F. PALAGIANO

Thank you, Stephanie. Good morning and welcome everyone.

Overall, the first quarter came in better than we expected. Earnings per share were 30 cents compared to 29 cents in the fourth quarter. Core earnings, which excludes prepayment fees and gains and losses on the sale of assets, was 28 cents, one penny higher than in the fourth quarter. Prepayment fee income was higher than we expected and accounted for the total difference between core and reported earnings.

Ken is going to discuss the financial details with you in a few moments. This morning I’m going to focus my comments on conditions as we see them in the multifamily lending market.

Lenders continue to view the New York multifamily market as an attractive place to be, and new lenders continue to be drawn to our marketplace - including some lenders that haven’t traditionally bothered with the 3 million dollar and under market, like insurance companies and real estate conduits. At the same time, if you just walk around the neighborhoods of New York, you’ll see new multifamily properties rising everywhere. It appears to be a very healthy marketplace at the moment with lots of cash being offered to owners and developers.

We’ve been competing a little more aggressively now that rates have begun their inevitable climb upward, as we said we would. Application volume is running ahead of what it was last spring, when rates were at their lowest. If you remember, this was what led us to back away from the origination market a little. Rates in our primary 5-year product are up around 100 basis points since then.

In general we extend offers, or letters of intent, on approximately 70% of the applications we receive. Typically, 25% of our offers are accepted, but occasionally that number will spike as it did last spring when treasury rates jumped.

When our offers are declined, it’s generally due to either rate, the amount of cash offered, or some combination. The amount of cash offered is often a function of the cap rate that is used. Historically, Dime has been a very conservative lender. Now while we remain conservative, we have extended our limits a bit for certain high quality loans.

From our perspective, over the past several years there’s been an element of irrationality in the multifamily marketplace, not always coming from the same source. Early in the first quarter we lost a number of loans because the borrowers were offered rates below 5%. We have not made loan offers below 5% since last spring. It’s for reasons like this that our loan originations have run below our peers over the past 2-3 quarters.

An example of the ongoing irrational competition occurred just recently. We lost in the bidding for a 15-year self-liquidating loan. Our offer was at 6%, which at that time was at market, 150 basis points over the ten-year treasury rate. The ‘winner’ offered a rate of 50 basis points lower - 5.50%. While this was a very desirable loan because it had a 32% loan-to-value, we just felt that at 5-1/2% the Bank wouldn’t be properly compensated for the interest rate risk of this loan even though it had a duration of about 7 years - especially in a rising rate market.

Real estate originations in the first quarter were $115 million, $7 million higher than fourth quarter levels - but still very low compared to our quarterly numbers over the past several years. This was in keeping with our slow growth strategy through the 1st quarter. The average rate on loans originated was 5.49% with an average term to re-pricing of 6 years. This was 6 basis points lower than the fourth quarter average rate of 5.55%. The average rate has been slowly climbing from the low point of 4.8% during the second quarter of ’04.

The composition of new loans includes a larger percentage of pure commercial real estate. Because we didn’t originate much commercial real estate over the past several years, there’s room in our portfolio to grow this component of loans. Pure commercial real estate still represents only 11% of our current portfolio today. Rates for these loans typically run ¼ to ½% higher for terms similar to multifamily loans. Interestingly, refinances of existing Dime portfolio loans picked up again during the quarter. They represented 28% of the first quarter loan origination volume, as compared to 14% in the fourth quarter and 31% in last year’s first quarter. This still looks to us like a temporary condition that will evaporate as the year progresses.
The originations we closed during the first quarter carried an average loan-to-value of 58% and an average debt service ratio of 2.19. Of the 74 loans, virtually all of them were below $4 million.

We also sold $24.4 million of loans to Fannie Mae at an average rate of 5.50%. The loans we sold had a weighted average term to re-pricing of 7.9 years. This is part of the value we derive from the Fannie partnership - we can sell longer-term loans and yet still keep the loan relationship with the customer and generate fee income as well.

Amortization speed was 15% annualized, higher than the 11% in the fourth quarter, and higher than we expected. The end result was a slight decrease in the size of the portfolio of about 1%. Our portfolio yield on real estate loans may begin to stabilize now that loan rates have moved above 5-1/2%. The portfolio yield averaged only three basis points lower during the first quarter compared to the fourth quarter, and flat compared with the third quarter.

Nonperforming loans increased from the end of the fourth quarter to 8 basis points of total assets. This is higher than at the end of the fourth quarter primarily due to one loan, for $1.3 million dollars, which we are actively managing and expect to resolve favorably.

At the end of the quarter, the loan commitment pipeline was $160 million, up from the $97 million pipeline at the end of the fourth quarter. Growth of the pipeline can be attributed to the somewhat more competitive stance we have taken on underwriting, as I mentioned a moment ago. We’ve also expanded the types of properties we’ll lend on to include more pure commercial properties, which we previously haven’t originated in any significant volume.

Our pipeline at April 26th had an average rate of 5.62% on volume of $175 million. This is the first time in several quarters where the rate on loans in the pipeline matches the average yield of the existing real estate loan portfolio.

I know I’ve presented you with a lot of new detail this morning. After Ken’s comments, I’ll be happy to answer your questions on anything I’ve discussed.

KENNETH J. MAHON

Thank you Vinny.

The quarter played out pretty much as expected.

Fed policy seems to be having an effect on rates in the multifamily market, but still not as great as we would like to see. Even the Fed is wondering why long rates aren’t higher, which is another reason we think it’s prudent to be cautious before adding too many new assets to the books at these yields. Nevertheless, since loan applications are moving up to the 5-1/2 to 6% range, we’re starting to think about growing the funding side of the balance sheet once again to match potential loan growth. Today’s pipeline numbers are very encouraging.

In the meantime, earnings and returns remain high; book value per share has been rising and the Company’s tangible capital ratio now stands at 7 percent. Even with the higher capital ratio, return on average tangible equity is still almost 19%. If we don’t think a prudent and profitable growth strategy is going to present itself the rest of the year, there will be plenty of opportunity, and capital, for us to repurchase our shares more aggressively.

One of our objectives at the beginning of the year was to keep operating expenses under control. As a result, our efficiency ratio remains nearly unchanged from last year at 36%. In fact, operating expenses declined on a linked quarter basis. Most of the reduction was due to efficiencies gained in our core processing conversion, and the rest was due to changes we made in the officer and employee benefit plans.

As for Nonperforming assets, we continue to have one of the lowest levels of Nonperforming assets among active lenders in the industry at 8 basis points of total assets.

Because prepayment speeds came in above our forecast, prepayment fee income was also higher. We expected about 750 thousand dollars in prepayment fees, but received about 1.5 million. If our outlook turns out to be wrong, and the level of refinancing runs much higher in the multifamily sector for the rest of the year, this should lead to higher than anticipated earnings, but at the moment our outlook hasn’t changed, and we still expect prepayment speeds to stay below 15 percent throughout the year.

As of yesterday, the mortgage commitment pipeline stood at 175 million dollars, compared to the 115 million of originations for the entire 1st quarter. The reason is that we’ve become more competitive in matching the terms offered by our largest competitors on high quality loans. If we compete on rates and terms, we feel there will be enough loan demand to fill our needs, even as the refinance market slows down.

Probably the most significant change on the balance sheet was in deposits, which declined at a 7-1/2 percent annualized rate. Because there was no need for additional funding, we elected not to aggressively compete for deposits. That may change in the second half of the year, and so we’re re-visiting our pricing strategies and at the same time actively pursuing de novo branch sites.

Loan sales to Fannie Mae in the quarter amounted to $23.6 million of multi-family loans, of which $14.1 million were originally earmarked for the portfolio. Instead, we made the decision to sell them when the bond market had a mini-rally for a short time in January. What we sold were 7-year repricing loans with an average coupon of 5.0%. Because they were originally supposed to go to the portfolio, gains amounted to only $34,000, or about 24 basis points. The remaining 9-1/2 million dollars of loans were sold on a flow basis, which produced gains of $87,000 (or about 92 basis points, which is our normal spread on Fannie Mae sales).

Looking to next quarter, we expect to see some moderate contraction of net interest margin because it appears likely that short-term rates will continue to rise. Just a reminder, too, that when comparing our net interest margin to our multifamily peers, there is no prepayment fee income in our margin - it is all classified as fee income, which is clearly disclosed in all of our earnings releases. The reason that’s important is that when prepayment fee income dries up, you won’t see a huge decline in our margin. The other good news is that the yield on earning assets appears to be bottoming out because, as Vinny pointed out, new loan commitments are being made at rates close to our embedded portfolio yield. Because we’re already halfway through the 2nd quarter, any new loan growth we add from current production will not show up until the 3rd quarters numbers. Therefore, at this point we expect earnings per share to be in a range of 26 - 28 cents for June, which includes only about 1 million dollars of prepayment fee income.

With that, I’ll turn it back to Mr. Palagiano. Operator?